Exhibit 10.1

Provisional Translation - Japanese version shall prevail

Basic Agreement regarding the “Strategic Alliance Based on Capital Relationship”

Japan Post Holdings Co., Ltd. (hereinafter referred to as “JPH”), Aflac Incorporated, and Aflac Life Insurance Japan Ltd. (hereinafter referred to as “Aflac Japan”; hereinafter JPH, Aflac Incorporated and Aflac Japan shall be referred to as the “Parties”) hereby agree to the following and enter into this Agreement.

Article 1. Purpose of this Agreement

The purpose of this Agreement is for the Parties to further strengthen customer-centric business management and to deepen the strong relationship of trust that has formed among the Parties through a longstanding distribution and business relationship; generate synergy effects through cooperation; and aim for mutual, sustainable growth into the future via a Strategic Alliance Based on Capital Relationship (hereinafter the “Strategic Alliance”). This Strategic Alliance is comprised of the three pillars set forth below.

(1)	Capital relationship

(2)	Reconfirmation of cancer insurance-related initiatives

(3)	Consideration of new joint initiatives

Article 2. Agreements Regarding the Strategic Alliance

The following two agreements relate to the Strategic Alliance, and the execution of the agreement set forth in (2) below shall be in accordance with this Agreement.

(1)	This Agreement

(2)

The Shareholders Agreement (hereinafter referred to as the “Shareholders Agreement”) to be entered into among JPH, Aflac Incorporated, the trustee of the trust to be established by JPH under U.S. law for the purpose of the Strategic Alliance (hereinafter referred to as the “JPH Trust”), and the general incorporated association established under Japanese law that is the owner of the trustee.

Article 3. Capital Relationship Based on Shareholders Agreement

Pursuant to the Shareholders Agreement and conditioned on the necessary regulatory approvals, authorizations, etc., JPH shall form a capital relationship with Aflac Incorporated, with the principal details being to acquire and hold approximately 7% of Aflac Incorporated outstanding common shares (for avoidance of doubt, these shares do not include treasury shares) via the JPH Trust; and after application of the “10-for-1 rule” (the rule adopted in

Provisional Translation - Japanese version shall prevail

the Aflac Incorporated Articles of Incorporation in which each share is entitled to ten votes after continuous holding of Aflac Incorporated common shares for 48 months by the same beneficial owners), to treat Aflac Incorporated as an equity-method affiliate. The purpose of this capital relationship is not for JPH to acquire rights to control, manage, or intervene in the management of Aflac Incorporated; the purpose is to establish a framework to generate synergy benefits via the Strategic Alliance with a capital relationship as its foundation and to further align the Parties’ interests in developing mutual shareholder value.

Article 4. Reconfirmation of Cancer Insurance-related Initiatives by the three Japan Post Group companies

JPH and Aflac Japan shall reconfirm the initiatives regarding cancer insurance that have been engaged in by Japan Post Co., Ltd. (hereinafter referred to as “Japan Post Company”) and Japan Post Insurance Co., Ltd. (hereinafter referred to as “JPI”; hereinafter JPH, JPI, and Japan Post Company shall be referred to collectively as “the three Japan Post Group companies”) and shall make reasonable efforts to further develop the initiatives set forth below.

(1)	Demand for cancer insurance products and customer-centric business management

The three Japan Post Group companies and Aflac Japan are putting customer-centric business management into practice by providing peace of mind to more people through cancer insurance.

(2)	Position as an important sales product, setting sales targets, etc.

The three Japan Post Group companies position Aflac Japan cancer insurance as a product as important as JPI products in the three Japan Post Group companies’ sales strategy, promoting cancer insurance sales and managing promotion based on established sales targets.

(3)	Agency services provided by Japan Post Company

Japan Post Company acts as a life insurance sales agent to sell Aflac Japan cancer insurance.

(4)	Agency and support services provided by JPI

JPI acts as a life insurance sales agent to sell Aflac Japan cancer insurance and provides training support services for sales of Aflac Japan cancer insurance by Japan Post Company.

(5)	Reinsurance underwritten by JPI

Provisional Translation - Japanese version shall prevail

JPI underwrites reinsurance for a certain percentage of underwriting risk for Aflac Japan cancer insurance sold by Japan Post Company and JPI.

(6)	Cancer insurance sales, agency commission payments, and claim and benefit payments

a.	Japan Post Company and JPI have been generating results in annualized new premiums for cancer insurance exceeding 20 billion yen annually.

b.	Japan Post Company and JPI have been receiving more than 15 billion yen in commissions annually from Aflac Japan.

c.

Since 2008, claim and benefit payments to customers based on Aflac Japan cancer insurance sold by Japan Post Company and JPI have exceeded a total of 12,000 payments totaling more than 10 billion yen to the benefit of customers.

(7)	Cancer awareness and education promotion, etc.

The three Japan Post Group companies and Aflac Japan cooperate regarding cancer awareness and education promotion, cancer screening promotion, and sponsorship of and participation in cancer-related charity events.

Article 5. Consideration of New Joint Initiatives

JPH and Aflac Japan shall consider new joint initiatives, along with Japan Post Company, JPI, and/or Aflac Incorporated, as part of the Strategic Alliance. Such new initiatives shall include the items set forth below.

(1)	Strategic initiatives regarding customer-centric business management best practices

As a strategic initiative for best practices in customer-centric business management, JPH and Aflac Japan shall consider, along with Japan Post Company and/or JPI, leveraging digital technology in various processes.

(2)	Cooperation in new product development to promote customer-centric business management

To meet customers’ diverse needs in a timely manner and to seek contribution to increased corporate value in each of the three Japan Post Group companies and Aflac Japan, JPH and Aflac Japan shall consider, along with Japan Post Company and/or JPI, new product development for Aflac Japan products to be sold by Japan Post Company and/or JPI.

Provisional Translation - Japanese version shall prevail

In addition, to meet customers’ diverse needs, the three Japan Post Group companies and Aflac Japan shall consider mutual cooperation regarding new product joint development for JPI products or Aflac Japan products to be sold by Japan Post Company and/or JPI.

(3)	Cooperation in domestic and/or overseas business expansion and joint investment in third party entities

JPH and Aflac Japan shall consider, along with Aflac Incorporated, mutual cooperation regarding domestic and/or overseas business expansion and joint investment in third party entities.

(4)	Cooperation regarding asset management

The Parties shall consider creating opportunities to conduct asset management for JPH’s corporate group leveraging the global asset management platform of Aflac Incorporated group companies (Aflac Asset Management LLC (U.S. asset management subsidiary) and Aflac Asset Management Co., Ltd. (Japan asset management subsidiary)).

Article 6. Executive Management Meeting, etc.

1.

The Parties shall continue to leverage the regular meetings that have been held between the CEOs of JPH and Aflac Incorporated as the “Executive Management Meeting”, expanding the meeting agenda items to those related to the Strategic Alliance. The Executive Management Meeting will allow Aflac Incorporated to provide JPH as an investor/strategic partner with information, etc. that is reasonably necessary to appropriately protect its interests in a manner consistent with U.S. and Japanese securities laws and other applicable laws and regulations (including the rules and regulations of financial instruments exchanges and other self-regulatory institutions).

2.

The Parties shall continue leveraging the regular meetings that have been held among representative officers, representative directors, etc. of the three Japan Post Group companies and Aflac Japan as the “Strategic Alliance Committee”, expanding the meeting agenda items to those related to the Strategic Alliance.

Article 7. Public Disclosure of the Strategic Alliance

All matters of timing and methods of public disclosure of the Strategic Alliance shall be determined by agreement of the Parties in a manner consistent with U.S. and Japanese securities laws and other applicable laws and regulations (including the rules and regulations of financial instruments exchanges and other self-regulatory institutions). Such public disclosure shall include the details set forth below, using the wording agreed to in separate discussion.

Provisional Translation - Japanese version shall prevail

(1)

JPH, pursuant to the Shareholders Agreement, shall obtain and hold Aflac Incorporated common shares via the JPH Trust. The purpose of this capital relationship is not for JPH to acquire rights to control, manage, or intervene in the management of Aflac Incorporated.

(2)

The three Japan Post Group companies and Aflac Japan are engaged in the cancer insurance-related initiatives set forth in Article 4 and shall endeavor to further develop these initiatives going forward.

(3)

It will be possible for JPH to recognize a portion of Aflac Incorporated’s earnings resulting from cancer insurance sales, etc. by the three Japan Post Group companies in its own earnings through the application of equity method accounting, thus creating a continuous growth cycle going forward for both companies.

(4)	The Parties shall consider new joint initiatives, etc. in new business areas that can generate synergy benefits.

(5)

The Executive Management Meeting, the regular meetings held by the CEOs of JPH and Aflac Incorporated, shall be held and joint issues for consideration related to the Strategic Alliance shall be discussed.

Article 8. Holding companies’ responsibilities

JPH shall make reasonable efforts to obtain the agreement and assent of Japan Post Company and JPI regarding the contents of this Agreement as its responsibility as a holding company. Aflac Incorporated shall make reasonable efforts to obtain the agreement and assent of Aflac Japan as well as Aflac Asset Management LLC and Aflac Asset Management Co., Ltd., regarding the contents of this Agreement as its responsibility as a holding company.

Article 9. Agreement Termination

1. This Agreement shall terminate only in the cases set forth below.

(1)	The Parties terminate this Agreement in writing.

(2)

Any of the Parties (hereinafter referred to as “the Non-Performing Party”) fails to perform a material part of the Non-Performing Party’s obligations pursuant to this Agreement and a Party other than the Non-Performing Party terminates this Agreement when, despite after making demands on the Non-Performing Party, the non-performance is not remedied within a considerable period of time.

(3)	Both Japan Post Company and JPI cease sales of Aflac Japan cancer insurance.

Provisional Translation - Japanese version shall prevail

(4)	The Shareholder Agreement terminates.

(5)	Any of the Parties terminates this Agreement pursuant to Paragraph 3 or Paragraph 4.

2.

In the event that it is confirmed that it will be effectively impossible for JPH to treat Aflac Incorporated as a JPH equity-method affiliate, regardless of the percentage of Aflac Incorporated voting rights held by the JPH Trust, the Parties shall discuss in good faith in order to amend this Agreement to transform it into an agreement regarding a strategic alliance based on the capital relationship (premised on not treating Aflac Incorporated as a JPH equity-method affiliate). In addition, in the event that it is necessary to amend this Agreement to comply with Japanese or U.S. laws and regulations, the Parties shall discuss in good faith in order to amend this Agreement.

3.	If, despite discussing in good faith as per the preceding Paragraph, the Parties are unable to reach agreement, any Party may solely terminate this Agreement.

4.

In the event that Aflac Incorporated comes not to hold, directly or indirectly, a majority of the total Aflac Japan outstanding shares (excluding treasury shares) or a majority of the total Aflac Japan voting rights, JPH may terminate this Agreement.

5.	Termination of this Agreement pursuant to the Items in Paragraph 1 shall be effective only going forward and shall not be effective retroactively.

Article 10. Governing Law

This Agreement shall be governed by Japanese law and shall be interpreted in accordance therewith.

Article 11. Court of Jurisdiction

The Tokyo District Court shall be the exclusive court of first jurisdiction regarding any conflict arising out of or in connection with this Agreement.

Article 12. Good Faith Consultation

The Parties shall make efforts to promptly resolve any questions that arise regarding the interpretation or operation of this Agreement through good faith discussions.

(Remainder of this page is intentionally left blank)

Provisional Translation - Japanese version shall prevail

In witness whereof, three original copies of this Agreement shall be made, and JPH, Aflac Incorporated, and Aflac Japan shall sign and keep one original copy each.

December 19, 2018

Japan Post Holdings Co., Ltd.	Aflac Incorporated
2-3-1Otemachi, Chiyoda-ku, Tokyo-to	1932 Wynnton Rd. Columbus, GA USA

/s/ Masatsugu Nagato		/s/ Daniel P. Amos
Name:	Masatsugu Nagato	Name:	Daniel P. Amos
Position:	Director and Representative Executive Officer, President & CEO	Position:	Chairman, Chief Executive Officer and President

Aflac Life Insurance Japan Ltd.
Shinjuku Mitsui Bldg.
2-1-1 Nishi-Shinjuku
Shinjuku-ku, Tokyo-to

/s/ Charles Ditmars Lake II
		Name:	Charles Ditmars Lake II
		Position:	Chairman and Representative Director

/s/ Masatoshi Koide
		Name:	Masatoshi Koide
		Position:	President and Representative Director